Exhibit 10.3

*Portions of the exhibit have been excluded because it is both not material and is the type of information that the registrant treats as private or confidential.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is entered into as of the 22nd day of May, 2025 (the “Effective Date”), by and between Capricor Therapeutics, Inc. a Delaware corporation (“Capricor”), whose offices are located at 10865 Road to the Cure, Ste. 150, San Diego, California 92121 and Earl Collier, Jr., an individual whose address is [***] (“Consultant”).

RECITALS

A.Capricor and its subsidiary, Capricor, Inc., are engaged in the development of products designed to treat disease (all such present and future businesses being engaged in by Capricor and its subsidiary being referred to herein as the “Business”), with shares quoted on the NASDAQ exchange under the symbol CAPR.

B.Consultant has been serving as a director on Capricor’s Board of Directors since 2011 and has elected to resign his directorship with Capricor.

C.Capricor desires to engage Consultant from time to time to utilize his knowledge as an independent contractor to perform certain services related to strategic consulting, and Consultant desires to accept such engagement on the terms and conditions specified herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.	Engagement of Consultant.

1.1Subject to the terms and conditions of this Agreement, Capricor hereby engages Consultant to provide strategic consulting services for Capricor from time to time (the “Services”).

1.2Consultant agrees to perform the Services in a timely, professional, and workmanlike manner. In connection with such engagement, Consultant shall provide advice, guidance and assistance with respect to corporate strategies as may be requested by the Company from time to time. In performing the Services, Consultant will comply with all laws, rules, regulations, professional standards, business conduct, and regulatory guidelines that may be applicable to Consultant, Capricor, and/or the Services to be provided hereunder, including, without limitation, SEC and other government laws and regulations.

2.Services Non-Exclusive. During the continuance of this Agreement, it shall not be a violation of this Agreement for Consultant to engage in other ventures or activities, whether existing now or in the future, including, but not limited to, rendering services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise so long as such activities do not interfere with the Services to be performed by Consultant hereunder. If Consultant is engaged or desires to engage in other ventures or activities involving the same or similar products being developed by Capricor, Consultant shall disclose in writing to Capricor the general nature and scope of such other business ventures or activities, without disclosing any confidential information of any third party. Capricor may terminate this Agreement if Capricor believes that Consultant's participation in such venture or activity would pose an actual or potential conflict of interest or would be materially detrimental to the business interests of Capricor.

3.	Remuneration.

3.1Consulting Fee. As compensation for any Services requested by Capricor to be performed by Consultant, Capricor will pay Consultant a fee at the rate of $200.00 per hour worked. Consultant understands and agrees that no Services will be performed unless specifically requested by Capricor.

3.2Invoices. Within ten (10) days following the end of each calendar month during the continuance of this Agreement, Consultant shall submit to Capricor an invoice describing the Services performed and expenses incurred, if any, during the preceding calendar month and payment shall be due within thirty (30) days after receipt of an invoice.

3.3Vesting of Stock Options. The parties acknowledge that Consultant was previously granted various stock options by Capricor. The parties agree that the transition from a director to a consultant of Capricor shall not effect a “Termination of Service Provider” as such term is defined under the terms of the Equity Incentive Plans of Capricor Therapeutics, Inc., (the “Plans”) under which Plans Consultant's stock options were granted. The parties further acknowledge and agree that Consultant shall be entitled to continue vesting any unvested options existing as of the Effective Date, and that Consultant shall have the ability to exercise his vested options pursuant to the terms of the Stock Option Agreements entered into between the parties under the Plans until that date which is ninety (90) days after the termination date of this Agreement,

3.4Taxes. Consultant shall be solely responsible for the payment of all taxes and contributions imposed or required by the tax laws of any jurisdiction that pertain to the compensation amounts paid to Consultant under this Agreement. Consultant shall complete and provide to Capricor Internal Revenue Form W-9 and Capricor shall issue a Form 1099 to Consultant in respect of the payments made hereunder.

4.Independent Contractor Status. Consultant shall at all times serve as an independent contractor when acting under this Agreement. No provision of this Agreement shall be interpreted to conflict with the intent of the parties that Consultant’s legal status with respect to this Agreement and the Services being provided hereunder shall at all times be that of an independent contractor, and not as an employee, partner, or joint venturer of Capricor. Consultant acknowledges and agrees that he shall not have the power or right to bind or obligate Capricor, nor shall he hold himself out as having such authority. Consultant further agrees that in connection with his engagement as a Consultant, he will not be entitled or eligible to receive any benefits of any kind such as insurance benefits, workers compensation coverage, social security, unemployment insurance, or otherwise. Capricor shall not withhold on behalf of Consultant any sums for federal, state or local income taxes, unemployment insurance, social security, or any other withholding of any kind pursuant to any law. Consultant further agrees to indemnify and hold Capricor harmless from and against liability for such taxes, including deficiencies, assessments, interest and penalties for the nonpayment of such taxes and/or contributions.

5.	Confidentiality.

5.1In the course of providing Services to Capricor, Consultant may acquire access to Capricor’s Confidential Information. For purposes hereof, “Confidential Information” means confidential, trade secret, and/or proprietary information of Capricor and its affiliates, whether in written, printed, verbal or electronic form, including, without limitation: (a) research and development activities, pre-clinical and clinical trial information and data, product design details and specifications, processes, formulations, techniques, methodologies, patent strategies, technology and know-how, sales and marketing plans, finances and business forecasts, procurement requirements, vendor information, customer lists, personnel information, and strategic plans; (b) other information that Capricor identifies in writing as confidential to Consultant; (c) information that Consultant knows or has reason to know is confidential, trade secret, or proprietary information of Capricor; and (d) information which is of such a nature or the manner or circumstance in which such information is disclosed is such that it may be reasonably inferred to be confidential and/or proprietary to Capricor.

5.2Exclusions. Confidential Information will not include information that: (a) is now, or hereafter becomes generally known or available to the public through no act or failure to act on the part of Consultant; (b) was acquired by Consultant before receiving such information from Capricor through no breach of any duty of confidentiality owed to Capricor and without restriction as to use or disclosure; (c) is hereafter rightfully furnished to Consultant by a third party without any breach of any duty of confidentiality owed to Capricor and without restriction as to use or disclosure; or (d) is information that Consultant can document was independently developed by Consultant without any use of Capricor's Confidential Information.

5.3Consultant agrees: (a) to hold Capricor's Confidential Information in strict confidence and not to disclose the Confidential Information to any other person or entity without the prior written consent of Capricor; (b) not to use, at any time following the execution of this Agreement, any Confidential Information for his own benefit or for the benefit of any other person or entity for any purpose other than in performing the Services required hereunder and then, only to the extent and for such purposes authorized by Capricor. Consultant shall be responsible for any unauthorized use or disclosure of Capricor's Confidential Information by Consultant.

5.4Consultant acknowledges and agrees that all of Capricor's Confidential Information is owned solely by Capricor (or its licensors or affiliates) and that nothing contained in this Agreement will be construed as granting any rights to Consultant, by license or otherwise, to any of Capricor's Confidential Information, all of which rights are specifically reserved by Capricor. Consultant further agrees not to copy all or any part of the Confidential Information or any documentation related thereto except as may be necessary for him to provide the Services and further, not to modify, adapt, translate, reverse engineer, decompile, disassemble, or otherwise attempt to discover any additional information with respect to the Confidential Information. Capricor and its assigns shall be the sole owner of all patents and other intellectual property rights in connection with Capricor's Confidential Information. Consultant hereby assigns to Capricor any rights Consultant may have or may acquire in such Confidential Information.

5.5Consultant recognizes that Capricor has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Capricor's part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. Consultant agrees that he owes Capricor and such third parties, both during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with Capricor's agreement with such third party) or use it for the benefit of any person or entity other than Capricor or such third party (consistent with Capricor's agreement with such third party).

5.6Consultant shall not make available to Capricor any information concerning non- Capricor confidential research activities carried out by any third party or any other entity, or the results thereof, or intellectual property arising therefrom, except for information, results, or property available generally to the scientific community at large through published reports or otherwise.

5.7Consultant agrees that his obligations hereunder are necessary and reasonable to protect Capricor's business interests and that the unauthorized disclosure or use of Capricor's Confidential Information would cause irreparable harm and significant injury, the degree of which may be difficult to ascertain. Consultant further acknowledges and agrees that in the event of any actual or threatened breach of this Agreement, Capricor may have no adequate remedy at law and accordingly, that Capricor will have the right to seek an immediate injunction enjoining any breach or threatened breach of this Agreement, without the necessity of proving actual damages, as well as the right to pursue any and all other rights and remedies available at law or in equity for such breach or threatened breach.

5.8This Agreement shall apply to any Confidential Information disclosed to Consultant after the Effective Date and to Confidential Information disclosed earlier to the extent Consultant began rendering Services to Capricor prior to the Effective Date. The obligations of Consultant under this Article 5 as to the Confidential Information he has received hereunder shall continue in full force and effect regardless of any attempted or actual termination or expiration of this Agreement.

5.9Upon the termination of this Agreement or earlier request by Capricor, Consultant will deliver to Capricor (and will not keep in Consultant's possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, computer disks other documents, materials or property, together with all copies thereof (in whatever medium recorded) belonging to Capricor, its affiliates, licensors, successors or assigns.

5.10Unless the prior written consent of Capricor has been obtained, Consultant shall not discuss or mention in scientific publications, medical literature, abstracts or verbal presentations any information regarding Capricor, including, without limitation, any information related to Capricor's business, products, processes, data, plans, strategies or Confidential Information, unless such information is in the public domain not by reason of a breach of any confidentiality obligation owed to Capricor.

5.11In the event Consultant is required to disclose Confidential Information of Capricor by any applicable law, regulation, legal process, judicial order or by any applicable order or requirement of any governmental or regulatory authority, he may do so only to the extent required; provided, however, Consultant shall (a) first give prompt notice to Capricor of the required disclosure sufficiently in advance of making the required disclosure to allow Capricor a reasonable opportunity to take steps to object to, prevent, and/or limit its disclosure or obtain a protective or other similar order with respect to the required disclosure (collectively “Protective Measures”); (b) if requested by Capricor, cooperate with Capricor in seeking such Protective Measures; and (c) restrict disclosure to only that portion of the Confidential required to be disclosed. Confidential Information disclosed pursuant to this Section 5.11 shall not lose its confidential treatment for all other purposes.

6.	Property Rights of the Parties.

6.1Generally. Consultant hereby acknowledges and agrees that any and all useful art, discoveries, improvements, modifications, designs, contributions, processes, data, techniques, know- how, methods, trade secrets, intellectual property, or ideas (whether patentable or not) developed by him, either alone or in conjunction with others, relating to the Services provided hereunder (each an “Invention”) shall immediately become and shall remain the sole property of Capricor and its assigns, as works made for hire or otherwise. Consultant shall not have any publication rights, and all of the same shall belong exclusively to Capricor or its assigns, as applicable.

6.2Disclosure and Assignment. Consultant shall promptly disclose to Capricor each such Invention which has been or shall be made, conceived, learned, or reduced to practice or writing by Consultant, either alone or with others in connection with or related to Capricor’s business. Consultant hereby assigns to Capricor and its assigns, all right, title and interest worldwide (including, but not limited to, rights to Inventions, subject matter (whether or not patentable), copyrights and trademarks) he may have or may acquire in the Inventions, and all benefits and/or rights resulting therefrom, without further compensation.

6.3Further Assurances. Both during and after termination of this Agreement, Consultant shall, at the request and cost of Capricor, promptly sign, execute, make and do all such deeds, documents, assignments, acts and things as Capricor or its duly authorized officers may reasonably require: (i) to apply for, obtain, register and vest in the name of Capricor alone (unless Capricor otherwise directs) patents, copyrights, trademarks or other analogous protection in any country throughout the world relating to such Inventions, and when so obtained or vested to renew and restore the same; and (ii) to assist in the defense of any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceeding, petition or application for revocation of any such patent, copyright, trademark or other analogous protection. If Capricor is unable, after reasonable effort, to secure the signature of Consultant, as required by this paragraph on any application for patent, copyright, trademark or other analogous registration or other documents regarding any legal protection relating to an Invention that is assigned to Capricor or its assignees hereunder, whether because of the physical or mental incapacity of Consultant, or for any other reason whatsoever, Consultant hereby irrevocably designates and appoints Capricor and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on his behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by him.

6.4No License Intended. Nothing contained in this Agreement nor the disclosure of any Confidential Information to Consultant shall be deemed to grant Consultant any right or license under any patents or patent applications or to any know-how, technology, invention, trademark, copyright or any other intellectual property disclosed by Capricor or otherwise learned by Consultant, and such intellectual property shall remain the sole and exclusive property of Capricor.

7.	Compliance with Business Ethics and Laws.

7.1Ethical Conduct. It is the policy of Capricor to conduct its business at all times in accordance with the highest standards of corporate, medical and business ethics as set forth in Capricor’s Code of Ethics as posted on its website. Consultant agrees to comply with those standards in all matters relating to the performance of the Services under this Agreement.

7.2Compliance with Laws. Consultant shall comply with all applicable laws affecting this Agreement and his performance hereunder. Upon written notice from Capricor, Consultant shall provide such information as Capricor shall reasonably consider necessary to verify compliance by Consultant with the provisions of this Section 7.2.

7.3Anti-Bribery and Anti-Corruption.

(a)Consultant confirms that he has not been given or promised, and will not accept, any payment or anything of value, directly or indirectly, except for the compensation specifically set forth in this Agreement as payment for the Services. Consultant shall, in his performance under this Agreement, take all actions necessary and appropriate to assure that he complies with all applicable international, federal, state, and local laws and regulations, including, without limitation, the Anti-Kickback Statute (42 U.S.C. SS 1320a-7b (b)), the Public Contracts Anti-Kickback Act (41 U.S.C. SS 51 et seq.) and the Stark Law (42 U.S.C. 1395nn) and the Foreign Corrupt Practices Act (FCPA).

(b)Consultant agrees that he will not, on Capricor’s behalf, make any payment or make any donation, or give anything of value, either directly or indirectly, to an official of any government for the purpose of influencing an act of decision of the official in his or her official capacity or inducing the official to use his or her influence to assist Capricor in obtaining or maintaining business or for any other purpose prohibited by law or the public policies of any country or state.

(c)Neither Consultant nor any related person shall, in the name, on behalf or for the benefit of Capricor or any of its affiliates or in respect of Capricor's products or activities, offer, pay, give, promise to pay or give, or authorize the payment or gift of money or anything of value to any official, political party (or employee of a customer) or to any other person at the request, suggestion or direction of any official, political party (or employee of a customer) or when all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any such person for the purpose of obtaining or retaining business or favorable governmental action.

8.Insider Trading. Capricor is a public company that is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, and as such, in the course of her duties hereunder, Consultant may receive from Capricor or others information that may be considered material, nonpublic information concerning. Accordingly, Consultant agrees NOT to:

(a)buy or sell any security, option, bond or warrant while in possession of relevant material, nonpublic information received from Capricor or others in connection herewith; or

(b)provide any person with material, nonpublic information, received from Capricor, including any relative, associate, or other individual who intends to, or may, (i) trade securities with respect to Capricor which is the subject of such information, or (ii) otherwise directly or indirectly benefit from such information.

9.	Term and Termination.

9.1	Term. This Agreement shall commence as of the Effective Date and shall continue in effect until terminated by one of the parties in accordance with the terms of this Article 9.

9.2	Termination. Notwithstanding the provisions of Section 9.1, the following shall apply:

(a)This Agreement shall immediately terminate without further action by Capricor in the event of Consultant’s death;

(b)This Agreement may be terminated by either party upon fourteen (14) days’ prior written notice if the other party commits a material breach of this Agreement and such breach is not cured within such fourteen (14) day period;

(c)Either party shall have the right to terminate this Agreement without cause upon at least thirty (30) days’ written notice to the other party; and

(d)Capricor may terminate this Agreement upon written notice to Consultant upon the occurrence of any of the following:

(1)	The commission of an act of fraud or dishonesty by Consultant;

(2)	The unauthorized use or disclosure of Confidential Information by Consultant;

(3)	The failure by Consultant to perform the Services at a level of quality acceptable to Capricor; or

(4)	Any conduct by Consultant that is in violation of applicable law or that is injurious to Capricor or its business reputation.

9.3 In the event of a termination of this Agreement, Capricor shall not have any obligation to Consultant for fees, compensation or for damages of any kind, except for accrued and unpaid compensation through the effective date of such termination. Any documents or information in the possession of Consultant shall be immediately returned to Capricor upon termination.

10.	Miscellaneous.

10.1Entire Agreement. This Agreement contains the entire understanding between the parties hereto and supersedes any prior understandings and/or written or oral agreements between them respecting all subject matters contained within this Agreement. There are no representations, agreements, arrangements or undertakings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

10.2Severability. In the event that any provision of this Agreement may be held to be invalid or unenforceable, the same shall be deemed severable and shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

10.3Waiver. To the fullest extent permitted by law, no failure or delay by a party to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement or any other agreement referred to herein, or to exercise any right, power or remedy hereunder or there under or consequent upon a breach hereof or thereof, shall constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy or of any such breach, or preclude such party from exercising any such right, power, or remedy at any later time or times.

10.4Amendments. This Agreement may be amended or altered but such amendment or alteration shall only be effective when reduced in writing and signed by each of the parties hereto or their authorized representatives.

10.5Counterparts. This Agreement may be executed into any number of counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. Facsimile and electronically scanned signatures shall be deemed the same as originals and shall be legally binding.

10.6Notice. Any notice, offer, demand, request, consent, approval or other instrument which may or is required to be given or made under this Agreement shall be given or be made in writing and shall be served personally, by nationally recognized courier, transmitted by electronic or facsimile transmission, or mailed by prepaid registered post and shall be addressed to the addresses set forth in the introductory paragraph of this Agreement or to such other address provided by a party in writing to the other party. A notice delivered by regular or certified U.S. Mail will be deemed to have been delivered on the third business day after the post-mark, if affixed by the U.S. Postal Service. Any other notice will be deemed to have been received on the date and time of the signed receipt or confirmation of delivery or transmission thereof.

10.7Assignability. This Agreement is personal between Consultant and Capricor. Consultant shall not assign Consultant’s rights or delegate his duties under this Agreement, in whole or in part, without the prior written consent of Capricor, which consent can be withheld at Capricor’s sole discretion. Capricor shall have the right to assign its rights and delegate its duties under this Agreement in whole or in part without the consent of Consultant.

10.8Third Party Rights. No person who is not a party to this Agreement has or shall have any rights to enforce any terms of this Agreement.

10.9Survival. Notwithstanding any other provision of this Agreement to the contrary, the provisions of Sections 1.2, 3.4, 9.3 and Articles 4-8 and 10 (and each of their subsections) shall survive the expiration or termination of this Agreement as necessary to give full effect to all of the provisions contained therein.

IN WITNESS WHEREOF, the parties have executed this Consulting Services Agreement as of the Effective Date first above written.

CAPRICOR THERAPEUTICS, INC.

By:	/s/ Karen Krasney
Name:	Karen Krasney
Title:	EVP and General Counsel

EARL COLLIER, JR.

By:	/s/ Duke Collier
Name:	Due Collier
Title:	Consultant